Contacts:
Darby Dye Investor and Press Relations-US +1 510-360-2302 ddye@scmmicro.com	Manfred Mueller Investor and Press Relations-Europe +49 89 9595 5140 mmueller@scmmicro.de

SCM MICROSYSTEMS APPOINTS NEW EXECUTIVE

Fremont, CA – March 17, 2006 – SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced that its Board of Directors has authorized management to pursue certain restructuring and strategic efforts that ultimately will consolidate the Company’s executive offices into Ismaning, Germany, in an effort to reduce costs and improve the Company’s strategic position. As part of the restructuring, the Company announced today that effective March 21, 2006, Steven Moore, the Company’s current Chief Financial Officer, based in Fremont, California, will transition to a role which is focused on certain strategic projects for the Company. Stephan Rohaly, who was hired by the Company on March 14, 2006 as Vice President, Finance, has been appointed by the Board to assume the responsibilities of Chief Financial Officer of the Company, effective March 21, 2006. He will be based at the Company’s offices in Ismaning.

Prior to joining the Company, Stephan Rohaly was the Director of Corporate Finance at Viatris, a German pharmaceutical firm, and before that, he served as Business Unit and Finance & Administration Director for Nike Germany. Prior to Nike, Mr. Rohaly was Symantec’s Finance & Administration Officer for Central and Eastern Europe. He received his MBA degree from Rice University, and holds a Bachelor of Science and Business Administration, Magna Cum Laude in Mathematics and Computer Information Systems Management from Houston Baptist University.

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“We appreciate Steve Moore’s many contributions during his nearly three years of service as CFO at SCM. Most recently, he has begun the process of centralizing SCM’s global operating structure to better align with our end markets, while also leading the implementation of a corporate compliance infrastructure that we believe is a model for small public companies,” said Robert Schneider, SCM’s Chief Executive Officer. “We are also pleased to welcome Stephan Rohaly, who will work very closely with me to continue to streamline our operations. His prior experience as both a financial leader and business-line executive will help ensure a seamless and smooth transition.”

About SCM Microsystems

SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells its smart card reader technology for PC, network and physical access and conditional access modules for secure digital TV decryption to OEM customers in the government, financial, enterprise and broadcasting markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

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